Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 13, 2006, with respect to the consolidated financial statements of Andrx Corporation included in the Current Report on Form 8-K dated November 6, 2006 of Watson Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Ft. Lauderdale, Florida
November 1, 2006